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                                                                    EXHIBIT 10.1


                           LOAN AND SECURITY AGREEMENT

                             Dated December 22, 1999

         U.S. Bank National Association (the "Bank"), 201 West Wisconsin Avenue, Milwaukee, Wisconsin 53259, and Geographics, Inc. (the "Borrower"), whose principal place of business is located at 1555 Odell Road, Blaine, Washington, agree as follows:

                                 1. DEFINITIONS

         All terms defined in Articles 1 through 9 of the applicable Uniform Commercial Code, as it may be amended from time to time, shall have the meanings specified therein unless otherwise defined herein or unless the context requires otherwise. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein.

              "Adjusted LIBOR Rate" means with respect to an Interest Period for a LIBOR Rate Loan, a rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula: Adjusted LIBOR Rate = [LIBOR Rate / (1 - LIBOR Reserve Requirement)] + 2.5%.

              "Affiliate" shall mean (a) a person or entity which directly or indirectly owns, controls or holds with power to vote, 20% or more of the outstanding voting securities of Borrower; (b) a corporation 20% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by Borrower, or by a person or entity which is an Affiliate within the meaning of subclause (a) above; (c) a person or entity which manages, operates or leases all or a material part of Borrower's business;
(d) any director, officer or controlling person of Borrower; (e) any partnership in which Borrower is a general or limited partner; or (f) any limited liability company in which Borrower is a member.

              "Affiliated Company" shall mean any of the following: (1) any company which is a member of a controlled group of corporations (determined under Section 1563(a) of the Internal Revenue Code without regard to Section 1563(a)(4) and (e)(3)(C)) which also includes Borrower as a member, (2) any trade or business under common control (as defined in Section 414(c) of the Internal Revenue Code) with Borrower, (3) a member of an affiliated service group (as defined in Section 414(m) of the Internal Revenue Code) which includes Borrower, and (4) any other entity required to be aggregated with Borrower under
Section 414(o) of the Internal Revenue Code.


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              "Blaine Property" shall mean the Borrower's building and real estate located at 1555 Odell Road, Blaine, Washington.

              "Borrowing Base Certificate" shall be a report of Borrower meeting the requirements of Section 7.1.3 hereof.

              "Cash Collateral Account" shall have the meaning provided in
Section 5.1 hereof.

              "Code" or "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any corresponding or succeeding law, together with any regulations, interpretations, announcements or decisions thereunder.

              "Collateral" shall mean and include all property and assets of the Borrower, including but not limited to all of the following, whether now owned or existing or hereafter created or acquired, wheresoever located, together with all additions and accessions and all proceeds and products of the following, including without limitation cash, deposit accounts, negotiable instruments and other instruments for the payment of money, chattel paper, rights to payment of money, security agreements or other documents, and all proceeds of credit or other forms of insurance coverage on any of the following, and all books and records pertaining to any of the following:

              (1) all of Borrower's Receivables, and all rights, title or interest in any other real or personal property represented by or securing the same, and all of Borrower's rights as an unpaid vendor or lienor, including stoppage in transit, replevin or reclamation and any other items of real or personal property in which Borrower has granted or may in the future grant a lien or security interest to Bank hereunder or in any supplement hereto or otherwise;

              (2) all guarantees, mortgages on real or personal property, leases or other agreements or property securing or relating to any of the items referred to in Section (1) of this definition of "Collateral" or acquired for the purpose of securing and enforcing any of such items;

              (3) all of Borrower's Inventory;

              (4) all of Borrower's General Intangibles;

              (5) all of Borrower's instruments, including promissory notes, and all of Borrower's documents;

              (6) all of Borrower's Investment Property, excluding 35% of Borrower's stock in its foreign Subsidiaries;

              (7) all of Borrower's deposit accounts;



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              (8) all of Borrower's machinery, equipment, motor vehicles of any nature and description, furniture and fixtures and all assets which are classified by Borrower as fixed assets for accounting purposes or which should be classified as fixed assets in accordance with generally accepted accounting principles;

              (9) all of Borrower's leases, rents, issues and profits;

              (10) all of Borrower's life insurance policies and their cash surrender values;

              (11) all supporting obligations, including all guaranties and letter of credit rights;

              (12) all of Borrower's post office boxes and all of Borrower's rights in connection therewith;

              (13) all computer and other data processing hardware, all software programs, whether owned, licensed or leased, and all documentation for such hardware and software;

              (14) all of Borrower's books and records pertaining to any of the foregoing, however produced, reproduced or recorded, including but not limited to books and records stored or maintained on any type of computer and/or data processing system or equipment (including but not limited to all related discs, tapes, printouts and media);

              (15) all of Borrower's real estate, including but not limited to the Blaine Property; and

              (16) the Cash Collateral Account.

              "Collateral Agreements" shall mean and include all agreements, instruments, documents and other papers delivered or to be delivered hereunder or otherwise to create an assignment, security interest, mortgage or other lien in or on any property to secure the Obligations.

              "Customer" shall mean and include the account debtor with respect to any of the Receivables or the prospective purchaser with respect to any contract right or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which the Borrower is to deliver any personal property or perform any services.

              "Daily LIBOR Rate" shall mean the interest rate per annum equal to the Adjusted LIBOR Rate for an Interest Period of one month, adjusted on each day on which the LIBOR Rate changes.




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              "Daily LIBOR Rate Loan" means any portion of the outstanding balance of the Revolving Note bearing interest at the Daily LIBOR Rate.

              "EBITDA" means for an entity or entities and for any period for which such amount is being determined, the sum of amounts for such period of (a) Net Income, and (b) to the extent deducted in determining Net Income, (i) interest expense, (ii) provisions for taxes based on income, and (iii) depreciation, amortization and other, similar noncash charges.

              "EBIT" means for an entity or entities and for any period for which such amount is being determined, the sum of amounts for such period of (a) Net Income, and (b) to the extent deducted in determining Net Income, interest expense and provisions for taxes based on income.

              "Environmental Assessment" shall mean a review for the purpose of determining whether the Borrower complies with Environmental Laws and whether there exists any condition or circumstance which requires or will require a cleanup, removal, or other remedial action under Environmental Laws on the part of the Borrower including, but not limited to, some or all of the following:

              (i) on site inspection including review of site geology, hydrogeology, demography, land use and population;

              (ii) taking and analyzing soil borings and installing ground water monitoring wells and analyzing samples taken from such wells;

              (iii) taking and analyzing of air samples and testing of
                    underground tanks;

              (iv) reviewing plant permits, compliance records and regulatory correspondence, and interviewing enforcement staff at regulatory agencies;

              (v) reviewing Borrower's operations, procedures and documentation; and

              (vi)  interviewing past and present employees of the Borrower.

              "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and



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regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any corresponding or succeeding law, together with any regulations, interpretations, announcements or decisions thereunder.

              "General Intangibles" shall mean, without limitation, all general intangibles; all payment intangibles; all goodwill; patents; know-how; trademarks; trade names; copyrights; patent, trademark, trade name and copyright registrations and applications; trade secrets; customer lists; franchises; license agreements related to any of the foregoing (and income derived therefrom); tax refund claims and all other contract rights and choses in action.

              "Interest Period" means with respect to any LIBOR Rate Loan, the period commencing on the creation date with respect to such LIBOR Rate Loan and ending one, two, or three months thereafter, as selected by the Borrower as provided herein; provided, however, that (a) if any Interest Period otherwise would end on a date for which there is no numerical equivalent in the applicable calendar month, then it shall end instead on the last day of such calendar month, and (b) no Interest Period may be selected which ends after the maturity of the applicable principal amount.

              "Interest Rate Agreement Liabilities" shall mean all obligations and liabilities of Borrower to Bank under interest rate risk management agreements, including but not limited to interest rate swap, cap and similar agreements from time to time entered to by Borrower with Bank, as amended, revised, supplemented or restated from time to time.

              "Inventory" shall mean and include all inventory of Borrower, all personal property of Borrower held for sale, lease or demonstration, or to be furnished under contracts for service, goods leased to others, trade-ins and repossessions, raw materials, work in process, materials and supplies used or consumed in Borrower's business, and all additions and accessions to any of the foregoing, including documents evidencing such property, and all such property which may be returned to Borrower by its Customers or repossessed by Borrower.

              "Investment Property" means all of Borrower's investment property, and all other stock and other interest of Borrower in its Subsidiaries;

              "Letter of Credit Liabilities" shall mean the total, without duplication, of (1) the sum of the face amounts of all outstanding letters of credit issued by Bank for the account of Borrower, plus (2) the aggregate liability of Borrower for amounts owing as a result of advances pursuant to letters of credit and all interest, collection costs, fees, expenses and other amounts owing in connection with letters of credit.




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              "LIBOR Rate" shall mean, for a LIBOR Rate Loan for the applicable
Interest Period, the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 for a period of time equal to the applicable Interest Period as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period as shown on the display designated as page "LIBO" on the Reuter Monitor Money Rates Service ("Reuters Screen LIBO Page"), or such other page or pages as may replace such pages on Reuters Screen LIBO Page for the purpose of displaying such rate; provided, however, that if such rate is not available on Reuters Screen LIBO Page then such offered rate shall be otherwise reasonably determined by Bank from an alternate, substantially similar independent source available to Bank or shall be calculated by Bank by a substantially similar methodology as that theretofore used to determine such offered rate in Reuters Screen LIBO Page. Each determination of a LIBOR Rate made by Bank shall be final and conclusive, absent manifest error.

              "LIBOR Rate Loans" means any portion of the outstanding balance of the Revolving Note bearing interest at the Daily LIBOR Rate or the Periodic LIBOR Rate.

              "LIBOR Reserve Requirement" means, with respect to a LIBOR Rate Loan for the applicable Interest Period, the percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including without limitation, any marginal, special, emergency or supplemental reserves) established by the Board of Governors of the Federal Reserve System for "eurocurrency liabilities" (as defined in Regulation D of such Board) or for other liabilities which include deposits of the type used in determining the LIBOR Rate, having a term approximately equal to the applicable Interest Period.

              "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

              "Material Adverse Effect" means an adverse change in the financial condition, business or results of the Borrower or its Subsidiaries which is material to the Borrower and its Subsidiaries taken as a whole.

              "Net Income" shall mean, for any fiscal period of an entity, net income of such entity after provision for income taxes, determined in accordance with generally accepted accounting principles, consistently applied, including extraordinary losses and excluding extraordinary gains.

              "Net Worth" for any entity or entities shall mean (1) the total of all of such entity's or entities' assets, minus (2) the aggregate of all such entity's or entities' liabilities and reserves of every kind and character, all determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements described in Section 7.1.1 and 7.1.2 hereof.




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              "Obligations" shall mean all of Borrower's debts, notes
(specifically including but not limited to the Revolving Note), obligations and liabilities (specifically including but not limited to Letter of Credit Liabilities and Interest Rate Agreement Liabilities) of whatever nature or amount (and any extensions, renewals, or modifications thereof) to Bank arising out of this Agreement or other credit or financial accommodations of whatever nature (contingent or otherwise) previously granted and not paid in full, contemporaneously granted or granted in the future by Bank to Borrower, to Borrower and another, or to another guaranteed or endorsed by Borrower, and the performance of all covenants, conditions and agreements contained in this Agreement, the Revolving Note, the Collateral Agreements or in any evidence of or document relating to any of the foregoing, and, to the extent not prohibited by law, costs and expenses of collection or enforcement of the Obligations, including but not limited to actual attorneys' fees. Obligations shall include but not be limited to letter of credit fees, Foreign Currency Contract fees, any liability of Borrower resulting from advances pursuant to any letter of credit issued by Bank on behalf of Borrower and any liability of Borrower resulting from or arising out of any Foreign Currency Contract.

              "Pension Plan" shall mean an employee pension benefit plan, within the meaning of Section 3(2) of ERISA, which is maintained or sponsored by Borrower or any Affiliated Company, or to which Borrower or any Affiliated Company is required to contribute. The term "Pension Plan" also means any multiemployer plan within the meaning of Section 3(37) of ERISA, which is contributed to by Borrower or any Affiliated Company.

              "Periodic LIBOR Rate Loan" means any portion of the outstanding balance of the Revolving Note bearing interest at the Adjusted LIBOR Rate for Interest Periods of one, two or three months.

              "Permitted Liens" shall mean the liens and security interests permitted pursuant to Section 8.2 hereof.

              "Plan" shall mean either a Pension Plan or a Welfare Benefit Plan.

              "Qualified Account" shall mean an account owing to Borrower, less any amount reserved for discounts, which meets all of the following specifications:

              (1) Sale of Goods or Services Rendered. It arose from the performance of services by Borrower, or from a bona fide sale or lease of goods, which have been delivered or shipped to the Customer and for which Borrower has genuine invoices, shipping documents or receipts, which sale is not a consignment sale, a sale on approval or a sale or return.

              (2) Age and Due Date. It is not more than 90 days past the date of invoice. An invoice may not be dated prior to performance of the service or delivery of the goods represented on that invoice.




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              (3) Past Due Accounts of Customer. Not more than 25% (in dollar amount) of the accounts owing by the Customer are more than 90 days past the date of invoice.

              (4) Ownership. It is owned by Borrower free of all liens and encumbrances and security interests (except Bank's security interest and subordinated Permitted Liens).

              (5) Acceptance by Customer. It is enforceable against the Customer and for the amount shown as owing in the statements furnished by Borrower to Bank. No return, rejection or repossession has occurred. It and the transaction out of which it arose comply with all applicable laws and regulations. The merchandise or services have been fully accepted by the Customer without dispute and are not subject to any setoff, credit allowance or adjustment, nor is it subject to any defenses or counterclaims. Any account otherwise includable in Qualified Accounts shall be reduced by any amount owing by Borrower to the Customer and only the reduced amount shall be included in Qualified Accounts.

              (6) Not a Foreign Receivable. The Customer has its principal place of business in the United States or Canada, or such account is secured by a transferable irrevocable letter of credit issued or confirmed by a United States bank reasonably satisfactory to Bank.

              (7) Affiliates. It is not due from an Affiliate.

              (8) Government as Customer. It is not due from the United States Government or any of its departments, agencies or instrumentalities, unless Borrower has taken all steps necessary or reasonably requested by Bank to perfect Bank's interest therein under with the Federal Assignment of Claims Act or other applicable laws or regulations to the satisfaction of Bank.

              (9) Satisfaction of Bank as to Financial Condition of Customer. Bank is, and continues to be satisfied with the creditworthiness of the Customer in relation to the amount of credit extended and has not notified Borrower, orally or in writing, that the account or Customer is unsatisfactory.

              (10) Satisfaction of Bank. Bank has not notified Borrower, orally or in writing, that the account or Customer is unsatisfactory in any respect.

              "Qualified Inventory" shall mean Inventory, including raw materials, work-in-process, and finished goods, excluding display racks and slow moving/obsolete inventory, which meet these specifications:

              (1) Ownership. It is owned by Borrower free of all tax liens and other liens, encumbrances and security interests (except Bank's security interest and subordinated Permitted Liens) and it is located at one of the locations listed on Schedule 6.3 hereto or otherwise permitted by Section 6.3 hereof.



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              (2) Other Financing. No financing statement (other than Bank's and those relating to subordinated Permitted Liens) is on file covering it or its products or proceeds.

              (3) Documents. If it is represented or covered by documents of title, Borrower is the owner of the documents free of all tax liens and other liens, encumbrances and security interests (other than Bank's security interest and subordinated Permitted Liens).

              (4) Condition. It is in good condition and, in the case of goods held for sale (including, goods that have been returned to Borrower), it is new and unused (except as Bank may otherwise consent in writing).

              (5) Contra Accounts. Its value is calculated in a manner reasonably acceptable to Bank net of any royalties and commissions (other than sales commissions) owing on the Inventory or the sale thereof, any balance sheet reserves for obsolete inventory and any inventory valuation reserves.

              (5) Satisfaction of Bank. Bank has not notified Borrower, orally or in writing, that any of the Inventory is unsatisfactory.

              "Real Estate Sublimit" has the meaning set forth in Section 4.

              "Receivables" shall mean and include all of Borrower's accounts, receivables, including health-care-insurance receivables, contract rights, instruments, drafts, documents, notes, acceptances, and chattel paper.

              "Reference Rate" shall mean the rate of interest announced from time to time by Bank as its reference rate for interest rate determinations, which rate may not be the lowest rate charged by the Bank to its customers.

              "Reference Rate Loan" means any portion of the outstanding balance of the Revolving Note bearing interest at or by reference to the Reference Rate.

              "Reserves for Returns" shall be the reserves established by Bank from time to time to cover refunds, credits, offsets or similar adjustments resulting from returns. In setting the Reserves for Returns, Bank may take into account return histories, sales practices, return policies and any other factors Bank deems relevant.

              "Revolving Note" shall mean Borrower's promissory note, substantially in the form attached hereto as Exhibit A.

              "Revolving Credit Facility" has the meaning set forth in Section 2.1.




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              "Subsidiary" shall mean (a) any corporation more than 50% of whose outstanding stock having ordinary voting power shall at the time be owned or controlled, directly or indirectly, by Borrower, or (b) any partnership, limited liability company, association, joint venture or similar business organization of which more than 50% of the ownership interest having ordinary voting power shall at the time be owned or controlled, directly or indirectly, by Borrower.

              "Systems" means devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology necessary for Borrower to carry on its business as presently conducted and as contemplated to be conducted in the future.

              "Welfare Benefit Plan" shall mean an employee welfare benefit plan, within the meaning of Section 3(1) of ERISA, which is maintained or sponsored by Borrower or any Affiliated Company, or to which Borrower or any Affiliated Company is required to contribute.

              "Year 2000 Compliant" means, with respect to any System or Systems, that such System or Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century, except for errors which will not cause a Material Adverse Effect.


                              2. CREDIT FACILITIES

              2.1 Revolving Credit Facility. Subject to the terms, conditions and limitations hereof, and provided that no Event of Default has occurred and is continuing hereunder, Bank agrees to lend (and upon repayment relend) money to Borrower in such amounts as Borrower from time to time requests, up to the maximum amount of Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000.00) (the "Revolving Credit Facility"), provided that the amount available to be borrowed under the Revolving Credit Facility shall be reduced by the amount of any Letter of Credit Liabilities.

Each advance under the Revolving Credit Facility shall be made upon Borrower's giving Bank a written notice, which includes a Borrowing Base Certificate, which notice must be received by Bank prior to 2:00 p.m. (Milwaukee, Wisconsin time) for a Daily LIBOR Rate Loan request and prior to 2:00 p.m. (Milwaukee, Wisconsin time) two business days prior to the requested borrowing date for Periodic LIBOR Rate Loans, specifying: (a) the amount of the advance requested; (b) the requested borrowing date, which shall be a business day; and (c) the interest rate selected pursuant to Section 2.2 hereof. Advances by Bank hereunder shall be made by deposits or transfers to Borrower's commercial demand account number 153503335488, maintained with the Bank. Loans so made shall be evidenced by Borrower's Revolving Note, and, in addition, Bank shall maintain a loan account ledger for Borrower, the debit balance of




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which shall reflect the amount of Borrower's indebtedness to the Bank from time to time by reason of any loans, advances or financial accommodations made in conformance with this Revolving Credit Facility. Each month the Bank shall render to Borrower a statement of account as of the last day of the preceding month, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies the Bank to the contrary within thirty (30) days from the date of mailing of said statement, absent manifest error. Borrower promises to pay to Bank interest in accordance with Section 2.2 hereof and to pay all outstanding principal and accrued but unpaid interest under Revolving Note in full on the date of the termination of this Agreement.

         2.2  Interest Rate.

              2.2.1 Interest Rate and Payment. The interest rate hereunder on the Revolving Note shall, at Borrower's option to be exercised pursuant to
Section 2.2.2(i) hereof, be equal to (a) the Daily LIBOR Rate, or (b) the Periodic LIBOR Rate. The unpaid balances on Revolving Note shall bear interest after an Event of Default and during the continuation thereof or after maturity at three percentage points (3.0%) per annum in excess of the rate which would otherwise apply. Interest shall be calculated for actual days elapsed based upon a 360-day year and the applicable Daily LIBOR Rate or Periodic LIBOR Rate and the outstanding loan balances as they exist at the end of each day. Interest for each calendar month on the Revolving Note shall be due and payable to Bank by Borrower as of the first day of the next succeeding month, and at Bank's sole option may be debited to Borrower's loan account ledger for The Revolving Credit Facility or debited against any commercial demand account maintained with Bank by Borrower.

              2.2.2     LIBOR Election.

                        (i) Continuation and Conversion Procedure. So long as no Event of Default has occurred and is continuing, Borrower may elect from time to time, subject to the terms and conditions of hereof, to convert all or a portion of a Daily LIBOR Rate Loan to Periodic LIBOR Rate Loans (in each case, in a minimum amount of $500,000 and in even increments of $100,000). A Daily LIBOR Rate Loan shall continue as a Daily LIBOR Rate Loan unless and until converted to a Periodic LIBOR Rate Loan as provided hereunder. At the end of the applicable Interest Period for a Periodic LIBOR Rate Loan, such Periodic LIBOR Rate Loan shall automatically be converted into a Daily LIBOR Rate Loan unless Borrower shall have given Bank a Conversion/Continuation Notice in the form of Exhibit B hereto (a "Conversion/Continuation Notice") requesting that, at the end of such Interest Period, all or a portion of such Periodic LIBOR Rate Loan be continued as a Periodic LIBOR Rate Loan. Each change in the rate to be charged on the Revolving Note will become effective without notice on the commencement of each Interest Period based upon the Adjusted LIBOR Rate then in effect. Borrower shall give Bank a Conversion/Continuation Notice of each conversion of a Daily LIBOR Rate Loan to a Periodic LIBOR Rate Loan or continuation of a Periodic LIBOR Rate Loan not later than 2:00 p.m., Milwaukee time, two London Business Days prior to the date of



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the requested conversion or continuation, specifying (i) the requested date of such conversion or continuation, (ii) the amount of loan to be converted or continued, and (iii) the duration of the Interest Period applicable thereto. Each such request by Borrower shall be irrevocable.

                        (ii) Additional LIBOR Rate Loan Provisions. If Bank reasonably determines that the making or maintaining of a LIBOR Rate Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, then the obligation of Bank to make, continue, maintain or convert any LIBOR Rate Loan shall be suspended until Bank notifies Borrower that the circumstances causing such suspension no longer exist. During any such period, all LIBOR Rate Loans shall automatically convert into Reference Rate Loans at the end of the applicable Interest Period or sooner if required by law. If Bank is unable to determine the LIBOR Rate in respect of a requested Interest Period or Bank is unable to obtain deposits of U.S. Dollars in the London interbank market in the applicable amounts and for the requested Interest Period, then, upon notice from Bank to Borrower, the obligation of Bank to make any Daily LIBOR Rate Loan, or to convert any Daily LIBOR Rate Loan into a Periodic LIBOR Rate Loan, shall be suspended until Bank notifies Borrower that the circumstances causing such suspension no longer exist. Subject to the following sentence, Borrower may prepay all or any portion of the principal amount of the LIBOR Rate Loans. If Borrower makes any prepayment other than on the last day of an Interest Period, or if Borrower fails to borrow or fail to convert any amount in accordance with a Conversion/Continuation Notice, Borrower shall pay all accrued interest on the principal amount prepaid with such prepayment or the principal amount Borrower fails to borrow or convert, and, on demand, shall reimburse Bank and hold Bank harmless from all losses and expenses incurred by Bank as a result of such prepayment, including, without limitation, any losses and expenses arising from the liquidation or reemployment of deposits acquired to fund or maintain the principal amount prepaid, and any such demand shall be accompanied by a written statement setting forth, in reasonable detail, the basis for such losses and expenses. Such reimbursement shall be calculated as though Bank funded the principal amount prepaid through the purchase of U.S. Dollar deposits in the London, England interbank market having a maturity corresponding to such Interest Period, whether in fact that is the case or not. Bank's determination of the amount of such reimbursement shall be conclusive, absent manifest error, unless Borrower notifies the Bank to the contrary within sixty (60) days from the date of mailing of the aforementioned statement.

              2.2.3 Unused Line Fee. In addition to all other amounts to be paid by Borrower hereunder, Borrower shall pay Bank, on the first day of each fiscal quarter of Borrower and on the date of termination of this Agreement, one quarter of one percentage point (.25%) per annum of the difference between $7,500,000.00 and the average daily aggregate debit balance of the Revolving Credit Facility during the preceding fiscal quarter, (or partial quarter at the beginning or end of the term hereof, as applicable) calculated on the basis of the actual number of days elapsed in a year of 360 days.

              2.2.4 Limitation on Interest. In no contingency or event whatsoever shall the interest rate charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event such a court determines that Bank has received interest hereunder in excess of the highest rate permissible under law, Bank shall promptly refund such excess to Borrower without penalty or damages of any kind.

              2.2.5 Interest Upon Default. After an Event of Default which is continuing, including failure to pay upon final maturity, Bank, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the applicable interest rate on each Note to three percentage points (3.0%) per annum above that rate that would otherwise be in effect, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in the applicable Note (including any increased rate).

         2.3 Application of Payments. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges, provided, however, after and Event of Default which is continuing Bank may apply payments among principal, interest, late charges, collection costs and other charges at its discretion. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Bank may from time to time determine in its sole discretion.


                         3. SECURITY INTEREST AND PLEDGE

         To secure the payment and performance of all of Borrower's Obligations as herein defined, and as a contemporaneous exchange for value, Borrower hereby grants, pledges, hypothecates and assigns to Bank a lien and security interest in the Collateral, as herein defined, and all of its ledger sheets, files, records, documents and instruments relating to the Collateral.

         Borrower also grants Bank a security interest and lien in any credit balance or other money now or hereafter owed Borrower by Bank and, in addition, agrees that Bank may at any time after an occurrence and during the continuance of an Event of Default, without notice or demand, set off against such credit balance or other money any amount unpaid under the Obligations.


                         4. COLLATERAL-OBLIGATION RATIO

         Without Bank's written consent, Borrower shall not at any time permit the sum of the aggregate amount of those Obligations reflected by the loan account ledger for The Revolving Credit Facility plus all Letter of Credit Liabilities to exceed the lesser of $7,500,000.00 or the total sum of:

              4.1 Seventy-five percent (75%) of the amount owing on Qualified Accounts (after deducting payments on Qualified Accounts which are in the process of collection by the Bank); plus

              4.2 Fifty percent (50%) of Qualified Inventory at cost or wholesale market value, whichever is lower, up to a maximum of $2,500,000.00; plus

              4.3  the Real Estate Sublimit; less

              4.4  the Reserves for Returns; less

              4.5 such reserves as Bank, in its sole discretion, deems necessary or appropriate, taking into account the Borrower's and Borrower's Customers' financial condition and prospects, the nature and condition of the Collateral, applicable contingencies and any other factor deemed material by Bank.

         In addition to other required payments, Borrower shall pay Bank, in reduction of the Obligations owing to Bank at any time, such sums as may be necessary from time to time to maintain the foregoing ratios and to comply with the foregoing advance limits. Such ratio is stated only for the purpose of advances under this Agreement and not for valuation of the Collateral.

         The "Real Estate Sublimit" shall be $1,000,000. However, if Borrower meets the Real Estate Sublimit Conditions, then the Real Estate Sublimit shall increase to the lesser of (a) $2,400,000.00 or (b) 75% of the appraised value of the Blaine Property.

         "Real Estate Sublimit Conditions" shall mean:

         (a) as of March 31, 2000, Borrower's EBITDA for the fiscal year ending on such date is equal to or greater than $2,500,000;

         (b) as of March 31, 2000, Borrower's ratio of total liabilities to Net Worth is less than 2.25 to 1; and

         (c) Borrower, at Borrower's expense, obtains and provides the Bank with the following, each of which is in form and substance satisfactory to the
Bank:

              (i) an ALTA survey from a surveyor licensed in Washington showing the boundaries of the Blaine Property, the legal description of the Blaine Property, the means of ingress to and egress from the Blaine Property, all improvements on the Blaine Property, the flood plain status of the Blaine Property, and all easements and encroachments affecting the Blaine Property;

              (ii)  a flood plain certification for the Blaine Property;

              (iii) Environmental Assessments of the Borrower's Blaine Property, which Environmental Assessments shall meet ASTM E1527-97 Standard Practice for Phase 1 Environmental Site Assessments, and Bank's satisfaction with such assessments; and

              (iv) a real estate appraisal of the Blaine Property, established from a written report prepared in accordance with the Uniform Standards of Appraisal practice by an appraiser acceptable to Bank.


                                 5. COLLECTIONS

         5.1 Receipt and Credit for Collections. Until its authority to do so is terminated by Bank, Borrower shall, at its own expense, collect all amounts unpaid on Receivables, and deliver to Bank immediately upon receipt, all checks, drafts, cash, notes, money orders, acceptances and other remittances ("Collections") received in part or full payment of or with respect to the Collateral in precisely the form received (but endorsed by Borrower if necessary for collection). All Collections in part or full payment of and with respect to the Collateral received by Bank shall be processed and retained by Bank in a depository account (the "Cash Collateral Account") for application to the Obligations. The Cash Collateral Account shall be in Bank's name and Borrower shall have no right to make withdrawals or transfers from the Cash Collateral Account or otherwise have any right to access or control the Cash Collateral Account. Until such delivery Borrower shall not commingle any Collection with its own funds or any of its property or use the Collection in any way except to pay its Obligations to Bank but shall hold the Collection in trust for Bank. In the event that any such item, the amount of which has been credited against the Obligations, is subsequently dishonored or otherwise returned unpaid to Bank, Bank may retroactively debit the Borrower's loan account ledger for the Revolving Credit Facility for the amount of such item, or debit the Borrower's commercial demand account maintained with Bank for the amount of such item.

         5.2 Verification and Notification. Bank may confirm and verify all Receivables in any manner, and Borrower shall assist Bank in so doing. Bank may terminate Borrower's authority to make Collection at any time. Bank may at any time notify, or require the Borrower to notify, all of Borrower's Customers or any of them to make payment directly to Bank and the Bank may enforce collection of, settle, compromise, extend or renew the indebtedness of any or all of Borrower's Customers without liability of any kind. Until Borrower's Customers are otherwise notified, Borrower, as agent of Bank, shall make Collections on the Receivables.

         5.3 Authority to Perform for Borrower. To the fullest extent permitted by law Borrower appoints each and every agent of Bank as Borrower's attorney-in-fact to endorse the name of Borrower on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any security interest that may come into Bank's possession and to sign Borrower's name on any invoice or bill of lading relating to any of the Receivables, on drafts against Customers, and notices to Customers. This power, because it is coupled with an interest, is irrevocable while any Obligation remains unpaid. Bank is hereby authorized and empowered to accept the return of goods represented by any of the Receivables, without notice to or the consent of the Borrower, without discharging or in any way affecting Borrower's liability hereunder. All acts of Bank or its appointee are hereby ratified and approved, and Bank or its appointee shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except for the willful misconduct of Bank.


                            6. BORROWER'S WARRANTIES

         Borrower warrants that while any of the Obligations are unpaid or unsatisfied:

         6.1 Accuracy of Information. All information, certificates or statements given to Bank pursuant to this Agreement shall be true and complete in all material respects when given, subject to year end adjustment, .

         6.2 Accuracy of Financial Statements. As of the date hereof, no material or adverse change has occurred or is about to occur which would affect Borrower's fiscal 1999 year-end financial statements, or the Borrower's September 30, 1999 interim financial statements. Borrower agrees to immediately advise Bank of any material adverse changes to said financial statements.

         6.3 Names; Addresses. The address appearing on page 1 hereof is Borrower's principal place of business and the address of the office where Borrower keeps its records concerning accounts and contract rights. Such location shall not be changed without the prior written consent of Bank.
Schedule 6.3 hereto lists all of the locations at which Borrower keeps any Collateral or records. Borrower's corporate name is Geographics, Inc. Schedule
6.3 hereto lists all prior corporate names and all trade names by which Borrower is now known or was previously known within the past seven years.

         6.4 Organization. Borrower is a duly organized, validly existing corporation and in good standing under the laws of the State of Wyoming and is duly qualified to do business and is in good standing in Washington and every other jurisdiction in which Borrower is required under the laws of such jurisdiction to qualify to do business or otherwise register, except for other jurisdictions in which the failure to be so qualified and in good standing would not have a Material Adverse Effect. Borrower has filed all reports required to be filed by Borrower with the Secretary of State of the State of Wyoming in order to maintain its charter and no proceeding is pending to revoke Borrower's charter or dissolve Borrower.

         6.5 Other Agreements. Upon repayment of Borrower's existing credit facility with Bank, Borrower and its Subsidiaries are not in default under any agreement for the payment of money which agreement involved in excess of $50,000 in the aggregate for all such agreements.

         6.6 Unfunded Liabilities - ERISA. All of Borrower's Plans are set forth on Schedule 6.6. None of the Pension Plans has an accumulated funding deficiency, as defined under Section 302 of ERISA and Section 412 of the Internal Revenue Code whether or not waived, in excess of $50,000 in the aggregate for all deficiencies. All of the Pension Plans are qualified under
Section 401(a) of the Internal Revenue Code and the related trusts are exempt from tax under Section 501(a) of the Internal Revenue Code. Borrower has not incurred and does not expect to incur any liability to the Pension Benefit Guaranty Corporation ("PBGC"), or to any trustee appointed pursuant to ERISA
Section 4042, with respect to any Pension Plan, and the PBGC has not instituted proceedings to terminate any Pension Plan or to have a trustee appointed under ERISA Section 4042 to administer or terminate any Pension Plan. There are no pending investigations by any government agency involving the Plans. Except as set forth on Schedule 6.6 hereto, no event has occurred or no condition exists which presents a material risk of termination of any Pension Plan or which could result in any liability on the part of Borrower to the PBGC and there has been no reportable event (as defined in Section 4043(b) of ERISA. Borrower has not engaged in any "prohibited transaction" (as defined in ERISA Section 406 and Section 4975 of the Internal Revenue Code), with respect to a Plan or any of the related trusts, which may result in any civil penalty assessed pursuant to ERISA
Section 502(i) or a tax imposed by the Internal Revenue Code. Borrower has no withdrawal liability assessed or contingently assessable under ERISA as to any Pension Plan which is a multiemployer Plan. Except as set forth on Schedule 6.6, Borrower does not maintain unfunded Welfare Benefit Plans (within the meaning of ERISA Section 3(1)) for employees of Borrower which cannot be terminated without further financial obligation on the part of Borrower upon notice of not more than thirty (30) days. Each of the Plans has been administered at all times, and in all material respects, in accordance with its terms. Borrower has fully complied in all material respects with the notice and continuation of coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Internal Revenue Code. All reports, statements, returns, and other information required to be furnished or filed with respect to the Plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA and
Section 6057 through 6059 of the Internal Revenue Code, and they are true and correct. Records of the Plans have been maintained in accordance with Section 107 of ERISA. The Borrower and all other fiduciaries (as defined in Section 3(21) of ERISA) with respect to any of the Plans do not have any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No action, proceeding or claim has been asserted, or is pending or threatened, against Borrower or any Plan fiduciary with respect to any Plan and no basis exists therefor. For purposes of this Section 6.6, "Borrower" shall include Borrower and any Affiliated Company.

         6.7 Ownership. Borrower is the exclusive owner of the Collateral free of all encumbrances, security interests, liens and interests of third parties whatsoever (except Bank's security interest and Permitted Liens), and chattel paper constituting Collateral evidences a perfected security interest in the goods covered by it, free from all other encumbrances and security interests, and no financing statement or assignment (absolute or conditional), or notice thereof (other than Bank's or one giving rise to an Permitted Liens) is on file covering the Collateral or any of it. If Inventory is represented or covered by documents of title, Borrower is the owner of the documents, free of all encumbrances and security interests other than Bank's security interest and Permitted Liens. Borrower is duly authorized to sell, transfer, pledge and grant a security interest in each and every item of the Collateral.

         6.8 Litigation. There is no litigation or proceeding pending or, to the knowledge of any of Borrower's officers, threatened against Borrower or any of its Subsidiaries which is reasonably likely to result in a Material Adverse Effect.

         6.9 Fiscal Year. Borrower's and its Subsidiaries' fiscal years end March 31.

         6.10 Validity of Agreement. The execution and delivery of this Agreement to Bank will not violate or constitute a breach of Borrower's Articles of Incorporation, By-Laws or other incorporation papers or any indenture, agreement or undertaking to which Borrower is a party or is subject, except where such breach or violation would not result in a Material Adverse Effect.

         6.11 Dump Sites. With respect to the period during which Borrower owned or occupied its real estate, and to the Borrower's knowledge with respect to the time before Borrower owned or occupied its real estate, no person or entity has caused or permitted materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate owned or occupied by the Borrower, which materials, if known to be present, would require cleanup, removal or some other remedial action under Environmental Laws, except where the cleanup, removal or remedial action would cost less than $50,000 in the aggregate for all such materials.

         6.12 Tanks. There are not now, nor to the Borrower's knowledge have there ever been, tanks or other facilities on, under, or at any real estate owned or occupied by the Borrower which contained materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws, except where the cleanup, removal or remedial action would cost less than $50,000 in the aggregate for all such tanks or other facilities.

         6.13 Other Environmental Conditions. To the Borrower's knowledge, there are no conditions existing currently or likely to exist during the term of this loan which would subject Borrower to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Borrower, except where the cleanup, removal or remedial action would cost less than $50,000 in the aggregate for all such conditions.

         6.14 Environmental Judgments, Decrees and Orders. Borrower is not subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws, where such judgment, decree, order, citation or matter is reasonably likely to cost, in the aggregate for all such judgments, decrees, orders and citations, more than $50,000 to remedy or otherwise address.

         6.15 Environmental Permits and Licenses. Borrower has all permits, licenses and approvals required under Environmental Laws, including all permits, licenses and approvals relating to air emissions or disposal of hazardous waste or wastewater, except where the failure to obtain such permits, licenses and approvals would cost the Borrower less than $50,000 in the aggregate for all such permits, licenses and approvals to remedy or otherwise address.

         6.16 Employee Controversies. There are no controversies pending or, to the best of the Borrower's knowledge, threatened or anticipated between the Borrower or any of its Subsidiaries and any such entity's employees, other than employee grievances arising in the ordinary course of business which are not reasonably likely to have a Material Adverse Effect.

         6.17 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to Borrower's knowledge, threatened. The hours worked and payment made to employees of the Borrower have not been in material violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Borrower, or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower. The consummation of the transactions contemplated by this Agreement will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is a party or by which the Borrower is bound.

         6.18 Patents, Licenses. The Borrower and its Subsidiaries possess adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names to continue to conduct its business as heretofore conducted. All of the following that are federally registered or for which Borrower and its Subsidiaries has made application for federal registration, whether owned by or licensed to Borrower or any of its Subsidiaries, are listed on Schedule 6.18 hereto: patents, patent applications, copyrights, service marks, trademarks and trade names.

         6.19 Investment Company. Borrower is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         6.20 Consignments. None of the Inventory in Borrower's possession was obtained by Borrower on consignment or approval.

         6.21 Year 2000 Compliance. All of the Systems of the Borrower are Year 2000 Compliant or will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of the Borrower's business operations.

         6.22 Compliance Process. The Borrower has:

              (i) undertaken a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of the Borrower to be Year 2000 Compliant on a timely basis; and

              (ii) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis; and

              (iii) to date, implemented that plan in accordance with that timetable in all material respects.

         6.23 Compliance by Third Parties. The Borrower has made written inquiry of Unisource Worldwide, Inc. and has obtained in writing confirmation from it as to whether it has initiated programs to become Year 2000 Compliant and on the basis of such confirmation, Borrower reasonably believes that it will be or become so compliant. Borrower warrants that Unisource Worldwide, Inc. is the only supplier or vendor of the Borrower whose business failure would, with reasonable probability, result in a material adverse change in the business, properties, conditions (financial or otherwise) or prospects of the Borrower.


                       7. BORROWER'S AFFIRMATIVE COVENANTS

         During the term of this Agreement, and until the Obligations are paid or satisfied in full, Borrower covenants and agrees as follows:

         7.1 Business Records; Reports. Borrower and its Subsidiaries shall maintain a standard and modern system of business records prepared in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods and shall furnish Bank such reports respecting the business, assets and financial condition of Borrower and its Subsidiaries as Bank may reasonably request, all of which reports shall be certified, in form satisfactory to Bank, by a principal officer of Borrower and its Subsidiaries or, when requested by Bank after the occurrence and during the continuance of an Event of Default, audited by an independent certified public accountant who is reasonably satisfactory to Bank. Bank shall have the right at any time during normal business hours, upon 24 hours notice or such lesser notice as may be reasonable under the circumstances, to verify, check, inspect and make abstracts and copies of all of Borrower's books, accounts, records, audits, orders, correspondence, corporate minute books and other legal records and such other papers, computer files, discs, tapes, printouts and other media as Bank may desire. In addition to the foregoing, Borrower agrees to deliver to Bank:

              7.1.1 Within ninety (90) days after the end of each fiscal year of Borrower, an audited balance sheet of Borrower as of the close of such fiscal year and related audited statements of earnings, retained earnings and statements of cash flows for such year, each with comparative figures for the preceding fiscal year, all in reasonable detail satisfactory to the Bank, prepared in accordance with generally accepted accounting principles consistently applied, certified by an independent public accountant reasonably satisfactory to Bank.

              7.1.2 Within thirty (30) days after the end of each fiscal month, a balance sheet and related statements of earnings, retained earnings and statements of cash flows for such month, in each case with comparative figures for the same month in the preceding fiscal year, prepared on the same basis as the most recent annual statement provided pursuant to clause (1) above, certified by the Chief Executive Officer or Chief Financial Officer of Borrower.

              7.1.3 As often as requested by Bank, but at least weekly, a report in the form required by the Bank reflecting the Collateral-Obligation Ratio (based on weekly Qualified Accounts and monthly Qualified Inventory figures) as of the end of the prior business day, together with such information relating to the Collateral as Bank may request, certified by an authorized signatory of Borrower.

              7.1.4 Upon receipt by Borrower, copies of all management letters and detailed audit reports submitted to Borrower by independent accountants.

              7.1.5 With each statement delivered under Section 7.1.1 or 7.1.2 hereof, a statement on the form of Exhibit C hereto certified by the Chief Executive Officer or Chief Financial Officer of Borrower, in form and content satisfactory to Bank, representing the warranting that (a) the representations and warranties contained in this Agreement are true and correct as of the date of such statement, except for changes permitted or contemplated by this Agreement which have been disclosed in writing to Bank; (b) no condition, event, act or omission has occurred or exists which constitutes an Event of Default under this Agreement; (c) no condition, event, act or omission has occurred which, with the giving of notice or the passage of time, will constitute an Event of Default under this Agreement; and (d) Borrower is in compliance with the following Sections of this Agreement: 7.25, 7.26, 7.27 and 7.28.

         7.2 Conduct of Business; State of Incorporation. (a) Borrower shall maintain current filings of its Articles of Incorporation in all states in which Borrower is qualified to do business, and do all things necessary for the Borrower to remain duly organized and validly existing as a Wyoming corporation and maintain all requisite authority to conduct its business in Wyoming, Washington and in all other states as may be required, except as to such other states where the failure to be so qualified would not have a Material Adverse Effect, (b) Borrower shall not change its state of incorporation, and (c) Borrower shall obtain all requisite authority to conduct its business in Wisconsin prior conducting any such business.

         7.3 Changes in Status of Collateral. Borrower shall promptly notify Bank if any Qualified Account or Qualified Inventory ceases to be qualified.

         7.4 Chattel Paper, Instruments, etc. Chattel Paper, instruments, drafts, notes, acceptances, and other documents which constitute Collateral shall be on forms reasonably satisfactory to the Bank. Borrower shall promptly mark all such forms of Collateral to indicate conspicuously the Bank's interest and immediately deliver them to the Bank.

         7.5 Collateral Records and Statements. Borrower shall keep accurate and complete books and records pertaining to the Collateral in such detail and form as Bank requires and in accordance with generally accepted principles of accounting consistently applied, including but not limited to, schedules of inventory, original orders, invoices, and shipping documents. At the request of Bank, Borrower shall furnish to Bank a statement, certified by Borrower and in such form and containing such information as may be prescribed by Bank, showing the current status and value of the Collateral.

         7.6 Taxes and Expenses. Any taxes (excluding income taxes of the Bank) payable or ruled payable by Federal or State authority in respect of this Agreement, the Revolving Note or the Collateral Agreements shall be paid by the Borrower, together with interest and penalties, if any. However, (a) Borrower shall be allowed to contest, in good faith, taxes which in the aggregate total $50,000 or less and (b) Borrower shall be allowed to contest, in good faith, taxes which in the aggregate total more than $50,000 provided that (i) Borrower maintains adequate reserves therefor, (ii) Borrower gives Bank notice thereof, and (iii) Bank's prospect of payment of the Obligations is not impaired. Borrower shall also reimburse the Bank for all reasonable fees and out-of-pocket expenses and disbursements incurred by Bank in connection with this Agreement, including reasonable fees and expenses incurred by Bank in connection with any inspection of Collateral pursuant to Section 7.7 below, and including the reasonable legal fees and expenses of the Bank's legal counsel. Borrower also agrees to pay the reasonable fees and expenses incurred by the Bank in connection with any subsequent amendment or modification of this Agreement, the Revolving Note or any of the Collateral Agreements, or their collection and/or enforcement (including, but not limited to, reasonable attorney fees and reasonable time charges of attorneys who may be employees of the Bank).

         7.7 Inspection of Collateral. At reasonable times Bank may examine the Collateral and have full access to, and right to audit, check, inspect and make abstracts and copies from Borrower's books and records pertaining to it, wherever located; and Borrower shall assist Bank in so doing.

         7.8 Insurance. Borrower shall procure forthwith and maintain insurance against loss, theft, destruction and damage to the Collateral for the full insurable value thereof, with such companies as are acceptable to the Bank for the life of this Agreement, plus other insurance thereon in the amounts and against such risks as the Bank may specify, and promptly deliver an original copy of each policy to the Bank, with a standard Lender's Loss Payable Clause and Mortgagee Clause in favor of Bank. Loss or damage to the Collateral shall not release Borrower from any of its Obligations to Bank. Bank is authorized, but not obligated, in the name of Borrower or otherwise, to make, adjust, settle claims under or cancel any insurance on the Collateral and apply all insurance proceeds against the Obligations. All policies of insurance shall provide for at least ten (10) days prior written notice of cancellation to Bank. In addition, Borrower agrees to maintain business interruption, workman's compensation and life insurance on key officers in reasonable amounts designated at any time or from time to time by Bank.

         7.9 Maintenance of Collateral. Borrower shall maintain the Collateral and every part thereof in good condition and repair and not permit its value to be impaired (excepting only reasonable wear and tear); keep it free from all tax liens and other liens, encumbrances and security interests (other than Bank's security interest and Permitted Liens); defend it at its own expense against all claims and legal proceedings by persons other than Bank; pay and discharge when due all taxes, levies and other charges or fees levied or assessed upon it, provided, however, that Borrower shall be allowed to contest the same in good faith so long as (1) Borrower maintains adequate reserves therefor, (2) Borrower gives Bank notice thereof, and (3) the Bank will not be adversely affected thereby; not lease, sell, transfer it from the premises where now located, or otherwise dispose of it or permit it to become a fixture or accession to other goods, without the prior written approval of Bank, except for sales or leases of Inventory in the ordinary course of business; not permit it to be used in violation of any applicable law, regulations, or policy of insurance; and, as to Collateral consisting of instruments, chattel paper and General Intangibles, preserve rights in it against prior parties. Preservation of rights against prior parties includes, without limitation, defense of lawsuits, arbitrations, oppositions, reexaminations, interferences, public use proceedings and the like in any court of law, administrative agency or other tribunal and the like. In the event Bank is named or impleaded in any of the aforementioned proceedings, Borrower shall hold Bank harmless and indemnify Bank for all losses, expenses and attorneys' fees the Bank incurs in participating in same or otherwise preserving its legal rights and complying with any legal or procedural requirements associated with same, except to the extent resulting from Bank's willful misconduct. Borrower will mark all of its chattel paper with a legend acceptable to Bank indicating that Bank has a security interest in the chattel paper.

         7.10 Maintenance of Security Interest. Borrower shall pay all expenses and, upon request, take any action reasonably deemed advisable by Bank to preserve the Collateral or to establish priority of, perfect, continue perfected, terminate or enforce Bank's interest in it or rights under this Agreement. Borrower shall execute and deliver to Bank any and all documents Bank reasonably requests to perfect its security interest in any or all Collateral.

         7.11 Notice of Changes. Borrower shall promptly notify Bank in writing of any change of its officers, directors or key employees; change of location of its principal offices;

change of location of any of its assets (except the shipment, temporary storage or temporary use in its manufacturing processes of Inventory in the ordinary and normal course of Borrower's business); change of Borrower's name or use of any trade name not listed on Schedule 6.3 hereto, acquisition of any federally registered patents, patent applications, copyrights, service marks, trademarks or trade names; application for registration of any patents, patent applications, copyrights, service marks, trademarks or trade names; death of any guarantors; any sale or purchase not in the regular course of Borrower's business; or any other material change in the business or financial affairs of Borrower.

         7.12 Return and Repossession. In the event of any return, reclamation or repossession of any Collateral, Borrower shall reflect such return, reclamation or repossession on its collateral reports delivered to Bank.

         7.13 Use of Proceeds. Advances by Bank to Borrower under this or other agreements shall be used exclusively by Borrower for operating capital and other valid corporate purposes.

         7.14 Compliance with Laws. Borrower and its Subsidiaries shall comply in all material respects with all material laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

         7.15 Notice of Default. Borrower shall give prompt notice in writing to Bank of the occurrence of any default or of any other development, financial or otherwise, which might materially adversely affect its business, properties or affairs or the ability of Borrower to perform the Obligations.

         7.16 Further Assurances. Borrower authorizes Bank to file financing statements describing the Collateral. Borrower shall cooperate in Bank's efforts to comply with or address any amendments to the Article 9 of the Uniform Commercial Code that may be in effect from time to time. Upon the reasonable request of the Bank from time to time, Borrower shall execute and deliver to Bank in form acceptable to Bank's counsel (i) all such further documents and assurances in order to perfect and/or maintain any assignment, security interest or mortgage granted to the Bank, (ii) collateral assignments of all leases of real or personal property, and all patents and patent applications, acquired by Borrower after the date of this Agreement, (iii) mortgage and security agreements covering all General Intangibles acquired by the Borrower, (iv) mortgages covering all real estate acquired by the Borrower after the date hereof, (v) motor vehicle lien applications and other documentation reasonably requested by Bank to cause Bank to be named as a secured party on the titles to Borrower's vehicles, and (vi) assignments of life insurance, (vii) agreements from third parties who may be holding Collateral that they are holding the Collateral for the benefit of Bank, and (viii) control agreements in form and substance satisfactory to Bank with respect to Collateral consisting of deposit accounts, investment property, letter of credit rights and electronic chattel paper.

         7.17 Maintain Deposits. Borrower shall maintain all its commercial demand deposit and other accounts with the Bank. Such accounts shall at all times have deposits in sufficient amounts to pay all bank charges and fees charged by Bank, including but not limited to all deposit account charges, all lockbox charges and all fees for treasury management services.

         7.18 Margin Security. As of the execution hereof, the Borrower does not own any margin security and none of the loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

         7.19 Compliance with Environmental Laws. Borrower shall timely comply in all material respects with all applicable Environmental Laws.

         7.20 Orders, Decrees and Other Documents. Borrower shall provide to the Bank immediately upon receipt copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Borrower or a cleanup, removal, remedial action, or other response by or on the part of the Borrower under Environmental Laws which seeks damages or civil, criminal or punitive penalties from Borrower for an alleged violation of Environmental Laws.

         7.21 Agreement to Update. Borrower shall advise the Bank in writing as soon as Borrower becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate.

         7.22 Additional Information. Borrower shall furnish such additional information, statements and other reports with respect to the Borrower's Year 2000 Compliance (and its approach to and progress toward becoming Year 2000 Compliant) as Bank may request from time to time.

         7.23 Notice of Changes. In the event of any change in circumstances that causes or will likely cause any of the representations and warranties set forth in Sections 6.21, 6.22, and 6.23 ("Year 2000 Compliance") to no longer be true (hereinafter referred to as a "Change in Circumstances") then Borrower shall promptly, and in any event within ten (10) days of receipt of information regarding a Change in Circumstances, provide Bank with written notice (the "Notice") that describes in reasonable detail the Change in Circumstances and how such Change in Circumstances caused or will likely cause the representations and warranties set forth in Sections 6.21, 6.22, and 6.23 hereof to no longer be true. Borrower shall, within ten (10) days of a request, also provide Bank with any additional information Bank requests of Borrower in connection with the Notice and/or a Change of Circumstances.

         7.24 Sales on Consignment. Borrower shall promptly notify Bank of all sales of Inventory on consignment, on sale or return or on sale or approval, and Borrower shall take all steps requested by Bank to protect Borrower's interest in such Inventory and to perfect Bank's security interest in such Inventory.

         7.25 Net Income. Borrower and its Subsidiaries shall, on a consolidated basis, achieve Net Income of at least $1.00 in each fiscal year of Borrower.

         7.26 Net Worth. Borrower and its Subsidiaries shall maintain a Net Worth, on a consolidated basis, of at least $5,500,000 as of the end of each fiscal quarter of Borrower.

         7.27 Debt Service. Borrower and its Subsidiaries shall maintain, on a consolidated basis, a ratio of (1) Borrower's EBITDA, to (2) Borrower's principal payments made or coming due plus interest expense, of at least 1.20 to 1 for each fiscal year of Borrower, beginning with the fiscal year ending March 31, 2001.

         7.28 EBIT/Interest. Borrower and its Subsidiaries shall maintain, on a consolidated basis, a ratio of (1) Borrower's EBIT, to (2) Borrower's interest expense, of at least 1.10 to 1 measured as of the end of each fiscal quarter of Borrower for the period commencing on the prior April 1 and ending on the last day of such fiscal quarter of Borrower.


                        8. BORROWER'S NEGATIVE COVENANTS

         During the term of this Agreement, and until the Obligations are paid or satisfied in full, Borrower, and to the extent expressly referenced below, its Subsidiaries, covenant and agree that no such entity will, except with the prior written approval of Bank, do any of the following:

         8.1 Indebtedness. Become or remain liable in any manner in respect of any indebtedness or contractual liability (including, without limitation, notes, bonds, debentures, loans, guaranties, endorsements, obligations of partnerships, and pension liabilities, in each case whether or not contingent and whether or not subordinated), except:

                  8.1.1 Indebtedness arising under this Agreement;

                  8.1.2 Secured indebtedness corresponding to Permitted Liens;

                  8.1.3 Unsecured indebtedness, other than for money borrowed for the purchase of a capital asset, incurred in the ordinary course of its business, which becomes due and must be fully satisfied within twelve (12) months after the date on which it is incurred;

                  8.1.4 Indebtedness arising out of the lease or purchase of goods constituting equipment and either unsecured or secured only by a lessor's lien or purchase money security interest securing purchase money indebtedness;

                  8.1.5 Indebtedness repaid in full concurrently with the initial credit utilization hereunder;

                  8.1.6 Indebtedness existing on the date hereof and listed on
Schedule 8.1.6 and any refinancings thereof;

                  8.1.7 Contingent obligations arising out of endorsement of instruments for deposit or collection;

                  8.1.8 Indebtedness not otherwise permitted hereby aggregating not more than $100,000 at any one time outstanding.

         8.2 Liens. Create, incur or cause to exist any mortgage, security interest, encumbrance, lien or other charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, except:

                  8.2.1 The interests created by this Agreement and other documents between the Borrower and the Bank in favor of the Bank;

                  8.2.2 The security interests granted by Borrower in all or part of the Collateral to the parties listed on Schedule 8.2.2 hereto. Such security interests shall secure only debt owing to the parties listed above on September 30, 1999 and shall be limited only to security interests in the property described in Uniform Commercial Code Financing Statements listed on
Schedule 8.2.2 hereto.

                  8.2.3 Liens for taxes or assessments not yet due or contested in good faith by appropriate proceedings;

                  8.2.4 A purchase money security interest or lessor's interest securing indebtedness permitted to be outstanding or incurred under Section
8.1.4 hereof;

                  8.2.5 Construction lien claims arising from work done pursuant to construction contracts, provided that Borrower is not in material default under such construction contracts;

                  8.2.6 Easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership or use of Borrower's property, and matters disclosed on the First American Title Insurance Company Title Commitment No. 83943 relating to the Blaine Property;

                  8.2.7 Liens in connection with workers compensation, unemployment insurance or other insurance or to secure performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of like nature incurred in the ordinary course of business, provided that Borrower is not in material default under or delinquent in any of the foregoing agreements or obligations;

                  8.2.8 Other liens, rights of others, charges and encumbrances incidental to the conduct of its business or the ownership of its property (including, without limitation, warehousemen's and grower's liens and attorneys' and statutory landlords' liens) which were not incurred in connection with the borrowing of money or the purchase of property on credit and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in its business;

                  8.2.9 Liens (other than any lien imposed by ERISA) in the aggregate amount of $75,000 or less incurred on deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;

                  8.2.10 Attachment, judgment or other similar liens and encumbrances arising in connection with court or arbitration proceedings or involving individually or in the aggregate, no more than $50,000 at any one time for all of the foregoing, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 60 days;

                  8.2.11   Carrier liens, warehouse liens, and bailee liens;

                  8.2.12 Extensions, renewals and replacements of any lien, encumbrance or other security interest described in Sections 8.2.1 through 8.2.10, provided that the principal amount of the indebtedness secured thereby is not increased and such extension or renewal is limited to the property so encumbered (and improvements or attachments thereto).

         8.3 Sale of Assets. Sell, lease, or otherwise dispose of all or any substantial part of its property, except for (a) sales of Inventory in the ordinary course of business, (b) sales, leases or other dispositions of machinery and equipment that is obsolete, unusable or not needed in its business, or (c) as otherwise permitted herein.

         8.4 Recapitalization and Merger. Recapitalize its corporate structure, consolidate or merge with any other corporation, acquire any business, acquire stock of any corporation, or enter into any partnership or joint venture, except that Borrower may merge with any of its Subsidiaries, so long as Borrower is the surviving entity.

         8.5 Conduct of Business. Substantially alter the nature of the business in which it has advised Bank it plans to engage.

         8.6 Distributions. Directly or indirectly declare or pay any dividends or make any distributions or payments on account of stock, including preferred stock, to shareholders, relatives of shareholders or Affiliates of shareholders (except dividends payable solely in its capital stock); purchase or redeem any of its capital stock or purchase or redeem any interest or property of any of its shareholders, relatives of shareholders or Affiliates of shareholders; or enter into any agreement for any of the foregoing.

         8.7 Investments. In the case of Borrower and its Subsidiaries, purchase stock or securities of, extend credit to (other than that expressly permitted in Section 8.10 hereof) or make investments in, become liable as surety for, or guarantee or endorse any obligation of, any person, firm or corporation, except

                  (a) Investments in direct obligations of the United States and commercial bank deposits with Bank and extensions of credit reflected by trade accounts receivables arising for goods sold by Borrower or its Subsidiaries in the ordinary course of its business;

                  (b) Investments by Borrower in the amounts permitted under
Section 8.19 hereof in Borrower's Subsidiaries;

                  (c) Investments in certificates of deposit issued by Bank or any United States commercial bank having capital and surplus of not less than $250,000,000, and investments in Eurodollar deposits with branches or offices located outside of the United States of any bank;

                  (d) Investments in commercial paper rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group, a division of McGraw Hill Companies maturing within 270 days of the date of issuance thereof;

                  (e) Investments, loans and advances existing on the date hereof and listed on Schedule 8.7;

                  (f) Shares of so-called "money market funds" registered under the Investment Company Act of 1940, as amended, organized and operating in the United States of America, having total net assets of $250,000,000 or more;

                  (g) Advances, deposits, down payments and prepayments on account of firm purchase orders made in the ordinary course of business; and

                  (h) Investments, loans and advances not otherwise permitted hereby aggregating not more than $50,000 at any one time outstanding.

         8.8 Discounts and Allowances. After notice of default from Bank, grant any discount, credit or allowance to any customer of Borrower or accept any return of goods sold.

         8.9 Restricted Transfers. Except as expressly permitted hereunder, and except for transfers from Borrower's Subsidiaries to Borrower, in the case of Borrower and its Subsidiaries, in any manner transfer any property without prior or present receipt of full and adequate consideration.

         8.10 Restricted Payments. In the case of Borrower and its Subsidiaries, permit any amount to be owing to it by its respective officers, directors or shareholders or by any of its Affiliates, or members of their families, excepting (a) any reasonable loans and advances to employees and agents in the ordinary course of business, (b) amounts advanced to Borrower from its Subsidiaries, and (c) loans and advances listed on Schedule 8.10.

         8.11 Salaries. In the case of Borrower and its Subsidiaries, pay excessive or unreasonable salaries, bonuses, commissions, consultant fees, or other compensation.

         8.12 Guarantees. Make or suffer to exist any guarantees, except by endorsement of instruments for deposit or collection in the ordinary course of business.

         8.13 ERISA. Except as set forth on Schedule 6.6, become a party to, or directly or contingently liable under, any Plan.

         8.14 Obligations to Third Parties. Permit, or suffer any Subsidiary to permit, any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon Borrower or its Subsidiaries which would result in a Material Adverse Effect.

         8.15 Subsidiaries. Create or permit to exist any Subsidiaries of Borrower, other than (i) Geographics (Europe) Limited, (ii) Geographics Pty Limited, and (iii) Geographics Marketing Canada, Inc.

         8.16     Fiscal Year.  Change its fiscal year.

         8.17 Modification. Alter, modify, extend, renew or cancel any Collateral, except in the ordinary course of business.

         8.18 Change of Name or Location. Without at least 30 days' prior written notice to Bank, change its name, its principal office, its office where its records concerning Receivables are kept or the location of any of its assets (except the shipment or temporary storage of Inventory in the ordinary and usual course of Borrower's business).

         8.19 Transfers to Borrower's Affiliates. In any manner transfer, or permit any Subsidiary to transfer, any property to any of such entity's Affiliates without prior or present receipt of full and adequate consideration of cash or cash equivalent, except for transfers from Borrower's Subsidiaries to Borrower.

         8.20 Transactions with Borrower's Affiliates. Engage, or permit any Subsidiary to engage, in any transaction with any of its Affiliates, other than on terms at least as favorable as would occur in an arms length transaction and other than as permitted under Section 8.19.

                                   9. DEFAULT

         Upon the occurrence of one or more of the following events of default (each an "Event of Default"):

         9.1 Insolvency, Bankruptcy, et. al. The commencement by the Borrower of a voluntary case under the federal bankruptcy laws, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by either of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the making by Borrower of any assignment for the benefit of creditors or the failure of the Borrower generally to pay its debts as such debts become due; in addition, the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Borrower in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment by a court of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or of any substantial part of the property of Borrower, or the ordering by a court of the winding-up of Borrower's affairs or liquidation of Borrower's affairs or assets and the continuance of any such decree or order unstayed, uncontested by Borrower in good faith and in effect for a period of sixty (60) consecutive days;

         9.2      Nonperformance.

                  9.2.1 Borrower fails to (a) pay when due any principal or interest owing under any of the Obligations or (b) pay any fees owing pursuant to this Agreement within five (5) business days after notice by Bank;

                  9.2.2 Borrower shall fail to observe or perform any of the covenants, agreements or conditions contained in Sections 7.2(a), 7.6, 7.14, 7.19, 7.20, 7.21, 7.22, 7.23, 7.24, 8.13, and 8.14 of this Agreement which failure continues for a period of thirty (30) days following delivery of notice by Bank to Borrower;

                  9.2.3 Borrower fails to perform any warranty, covenant or undertaking by Borrower in this Agreement (other than the sections for which Borrower has a cure period pursuant to Section 9.2.1 (b) or 9.2.2 above) or the Obligations; or fails to perform pursuant to or breaches any provisions of any Collateral Agreement or any other agreement with Bank;

         9.3 Inability to Perform. Borrower ceases to exist or becomes insolvent;

         9.4 Misrepresentation. Any representation, whether oral or written, made to induce Bank to extend credit to Borrower, under this Agreement or otherwise, is false in any material respect when made;

         9.5 Judgments. Any judgment in an aggregate amount in excess of $50,000 for all judgments shall be entered or filed against Borrower or against any of its property or assets and remain unstayed and undischarged for a period of 30 days from the date of its entry;

         9.6 Acceleration of Indebtedness. Any event shall arise which results in the acceleration of the maturity of the indebtedness in excess of $50,000 for all such accelerated debt of Borrower to others under any indenture, note, agreement or other form of undertaking;

         9.7 Control of Borrower. (a) A group including one or more of James L. Dorman, William T. Graham and C. Joseph Barnette fails to retain control of Borrower's board of directors, or (b) James L. Dorman fails to remain Borrower's Chief Executive Officer; or

         9.8 Material Adverse Change. There shall be a material adverse change in the Collateral or there shall be any change in Borrower's business that results in a Material Adverse Effect;

then all of the Obligations shall, at the option of Bank and without any notice or demand, become immediately due and payable; and Bank shall have (i) the rights and remedies provided for in the Collateral Agreements, (ii) all rights and remedies for default provided by the applicable Uniform Commercial Code, as well as any other applicable law, INCLUDING WITHOUT LIMITATION THE RIGHT TO REPOSSESS, RENDER UNUSABLE OR DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS, WHICH IS HEREBY EXPRESSLY WAIVED BY BORROWER and the right to foreclose the security interest granted herein by any available judicial procedure to the fullest extent permitted by law. With respect to such rights and remedies:

         9.9 Assembling Collateral. Bank may require Borrower to assemble the Collateral and to make it available to Bank at any convenient place designated by Bank, and Borrower hereby consents to the entry of any injunctive order, or other appropriate equitable relief, compelling Borrower to assemble the Collateral and to make it available to Bank at any convenient place designated by Bank. Borrower waives any bond or undertaking which might otherwise be required in connection with such relief. Bank may enter any premises of the Borrower, or wherever the Collateral may be located, and keep and store the same on said premises without charge, until sold.

         9.10 Collection and Handling of Receivables. Bank may receive, open and dispose of all mail addressed to Borrower and notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as Bank may designate and may, pursuant to the power of attorney granted herein, endorse the name of Borrower on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any document relating to any security interest that may come into Bank's possession and sign Borrower's name on any invoice or bill of lading relating to any of the Receivables, on drafts against Customers and notices to Customers. The Bank may without notice to Borrower, collect, by legal proceedings or otherwise, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Receivables or any security interest, instrument or insurance applicable thereto or release the obligor thereon and release and/or impair Collateral. Nothing in this Agreement shall be construed to constitute the Bank as Borrower's agent for any purpose. The Bank shall not be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof or for any damages resulting therefrom, except for Bank's willful misconduct.

         9.11 Expenses and Application of Proceeds. Borrower shall reimburse the Bank for any expense incurred by Bank in protecting or enforcing its rights under this Agreement, including without limitation, reasonable attorneys' fees incurred in the efforts made to enforce payment or otherwise effect collection of any Receivables, as well as reasonable attorneys' fees and legal expenses incurred in instituting, maintaining, preserving, enforcing and foreclosing the security interest in any of the Collateral, whether through judicial proceedings or otherwise or in defending or prosecuting any actions or proceedings arising out of or relating to Borrower's transactions with Bank, including reasonable attorneys' fees on appeal, all reasonable expenses of taking possession, holding, preparing for disposition and disposing of the Collateral, and all other reasonable collection expenses, whether or not in a legal proceeding. After deduction of such expenses, Bank may apply the proceeds of disposition to the Obligations in such order and amounts as it elects.

         9.12 Jurisdiction and Venue. Borrower consents to the venue and jurisdiction of any Circuit Court of Milwaukee County Civil Division in the State of Wisconsin and agrees that all actions, proceedings or other matters arising directly or indirectly hereunder may be initiated in such courts and expressly consents that any service of process may be made by personal service upon Borrower wherever Borrower can be located or by certified or registered mail directed to Borrower at Borrower's address set forth herein to the full extent permitted by law.

         9.13 Notice of Disposition of Collateral. Written notice, when required by law, sent to any address of Borrower in this Agreement, at least ten
(10) calendar days (counting the day of mailing) before the date of a proposed disposition of the Collateral is reasonable notice.

         9.14 Protection or Preservation of Collateral. The Bank has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties. The Bank shall not be responsible nor liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral regardless of the cause thereof. Bank has no obligation to clean the Collateral or otherwise prepare the Collateral for sale.

         9.15 Waiver. Bank may, at its option, take such action, in Borrower's name or otherwise, as may be necessary or desirable to fully or partially remedy such default, including without limitation signing Borrower's name or paying any amount so required, and the cost shall be debited to Borrower's loan account ledger for The Revolving Credit Facility and treated for all purposes as an advance made by Bank hereunder, or the Bank may permit Borrower to remedy any default, each without waiving any other subsequent or prior default by Borrower. Bank may permit Borrower to remedy any default without waiving any other subsequent or prior default by Borrower. Borrower waives any right it may have to required Bank to pursue any third person for any of the Obligations.

         9.16 Compliance with Other Laws. Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

         9.17 Warranties. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.


                            10. TERM AND TERMINATION

         This Agreement may be terminated by Bank by written notice to the Borrower at any time after the occurrence and during the continuance of an Event of Default. In the absence of such termination by the Bank, this Agreement shall continue in effect until December 22, 2001 (the "Termination Date"). Notwithstanding the termination of this Agreement, the security interests and other liens granted to Bank, all rights of Bank and all Borrower's duties, obligations and liabilities to Bank shall continue in full force and effect until all of the Obligations have been paid, performed or otherwise satisfied in full.


                               11. INDEMNIFICATION

                  In consideration of the execution and delivery of this Agreement by Bank and the agreement to extend the credit provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold free and harmless Bank and each of the officers, directors, employees and agents of Bank (collectively, herein called the "Bank Parties") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, and including all of the foregoing based upon contract, tort or otherwise, herein called the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance, enforcement or administration of this Agreement, the Revolving Note, the Collateral Agreements, or any other document or instrument executed or delivered in connection with this Agreement, (b) the relationship of the parties as Borrower and Bank, or (c) the noncompliance by Borrower or by any property of Borrower with Environmental Laws. Notwithstanding the foregoing, Borrower shall not be required to indemnify Bank for any such Indemnified Liabilities arising on account of the willful misconduct of Bank, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.


                      12. INCREASED COSTS; CAPITAL ADEQUACY

         12.1 Increased Costs. If (i) the amendment of Regulation D of the Board of Governors of the Federal Reserve System, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date hereof,

                  12.1.1 shall subject Bank to any tax, duty or other charge with respect to the Credit Facilities, the Revolving Note or Bank's obligation to make or maintain any extension of credit hereunder, or shall change the basis of taxation of payments to Bank of the principal of or interest on the Credit Facilities or any other amounts due under this Agreement in respect of any extension of credit hereunder or Bank's obligation to make or maintain any extension of credit hereunder (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which the Bank's principal executive office is located); or

                  12.1.2 shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended hereunder by, Bank; or

                  12.1.3 shall impose on Bank any other condition affecting any extension of credit hereunder, the Revolving Note or Bank's obligation to make or maintain any extension of credit hereunder;

or and the result of any of the foregoing is to increase the cost to (or to impose a cost on) Bank of making or maintaining any extension of credit hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Revolving Note with respect thereto, then upon demand by Bank (which demand shall be accompanied by a statement setting forth the basis of such demand which shall be binding except in the case of manifest error), Borrower shall pay directly to Bank such additional amount or amounts as Bank shall reasonably determine are sufficient to compensate and indemnify Bank for such increased cost or such reduction.

         12.2 Capital Adequacy. If either (i) the introduction of or any change in or in the interpretation of any law or regulation, or (ii) compliance by Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased by or based upon the existence of Bank's commitment to make or maintain extensions of credit hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank's commitment to make or maintain extensions of credit hereunder.

                                13. PERSONS BOUND

         This Agreement benefits the Bank, its successors and assigns, and binds Borrower and Borrower's successors and assigns.

                               14. INTERPRETATION

         All of the terms and conditions hereof and the rights, duties and remedies of the parties hereto are governed by the laws of Wisconsin, except to the extent that the uniform commercial code and real property laws of the States of Washington and Wyoming are applicable to Collateral located in such state. The provisions of this Agreement are severable, and invalidity of any provision of this Agreement shall not affect the validity of any other provisions. The decision by Bank at any time or times hereafter to not enforce strict performance by Borrower relative to any of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement between Borrower and Bank shall not waive, affect, or diminish the right of Bank thereafter to demand strict compliance and performance therewith. None of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement now or hereafter executed between Borrower and Bank shall be deemed to have been waived by any act or knowledge of Bank unless in writing and signed by an officer of Bank and directed to Borrower specifying such waiver. The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.

                                   15. NOTICES

         Any notice required to be given to either party hereunder shall be deemed given when placed in the U.S. mail, certified or registered, and properly addressed with postage prepaid, or when delivered by hand delivery or overnight courier, to the following address:

                        If to Bank:

                                 U.S. Bank National Association
                                 201 West Wisconsin Avenue
                                 Milwaukee, Wisconsin 53259
                                 Attn: Dennis J. Ciche, Assistant Vice President

                        If to Borrower:

                                 Geographics, Inc.
                                 1555 Odell Road
                                 Blaine, Washington 98231
                                 Attn: James L. Dorman, CEO

                        With a copy to (which copy shall not constitute notice):

                                 Tod B. Linstroth, Esq.
                                 Michael Best & Friedrich LLP
                                 One South Pinckney Street
                                 Suite 700
                                 Madison, Wisconsin 53703


                 16. RETURN OF DOCUMENTS, SCHEDULES AND INVOICES

         Any documents, schedules, invoices or other papers delivered to the Bank by Borrower, other than Collateral, may be destroyed or otherwise disposed of by the Bank three months after they are delivered to or received by the Bank unless Borrower requests, in writing, the return of said documents, schedules, invoices or other papers and makes arrangements for such return, at Borrower's expense.


                            17. PARTICIPATING LENDERS

         Borrower agrees that Bank may, at its option, grant to one or more other financial institutions the right to participate in the loan advances described in this Agreement, provided however that Bank shall alone retain the right to amend, modify, waive, or enforce the provisions of this Agreement. If any Participating Lender shall at any time participate with Bank in making any loan advances hereunder, Borrower hereby grants to such Participating Lender (in addition to any other rights which such Participating Lender may have) both a continuing lien and security interest in any money, security and other personal property of Borrower which is in the possession of such Participating Lender, and an express, contractual right of setoff therein, for the benefit of all Participating Lender(s) and the Bank (such interests, rights and the proceeds thereof to be shared on a pro-rata basis by the Participating Lenders and Bank according to their respective outstanding balances). Bank may disclose to any Participating Lender, or any potential or prospective Participating Lender, any financial, credit or confidential information or documents of or concerning Borrower.



                            18. CONDITIONS PRECEDENT

         18.1 Initial Credit Extension. Bank will not lend any money to Borrower hereunder until this Agreement has been executed by Borrower, and Bank shall have received the following documents fully executed, where applicable, and in form satisfactory to Bank and its counsel:

                  18.1.1 Certificates of Status for the Borrower certified by the Secretary of State of Washington and the Secretary of State of Wyoming;

                  18.1.2 The Revolving Note;

                  18.1.3 UCC Financing Statements;

                  18.1.4 The Collateral Agreements;

                  18.1.5 Completed requests for information establishing to the satisfaction of the Bank that the financing statements have been effectively filed and/or recorded in all appropriate offices providing the Bank with a perfected first priority security interest in the personal property and fixtures Collateral described herein;

                  18.1.6 A deed of trust on the Blaine Property;

                  18.1.7 A commitment for title insurance from a reputable title insurance company obligating such company to issue a title insurance policy in the amount of $3,040,000 insuring the deed of trust on the Blaine Property as a first priority lien against the Blaine Property;

                  18.1.8 Copies of evidence satisfactory to the Bank to the effect that the Bank is the loss payee and, if applicable, insured mortgagee under the policies of insurance required by this Agreement;

                  18.1.9 A copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Revolving Note, the Collateral Agreements, and all other matters contemplated hereby, certified for accuracy and due adoption by the Secretary of the Borrower as of the date hereof, together with such other necessary corporate action as the Bank shall reasonably request;

                  18.1.10 A certificate, dated of even date herewith, signed by the Secretary of the Borrower as to the incumbency and signature of the person or persons authorized to execute and deliver this Agreement, the Revolving Note, the Collateral Agreements, and any other instrument or agreement contemplated hereby;

                  18.1.11 A copy of the Articles of Incorporation and By-Laws of the Borrower existing on the date hereof and copies of any documents creating, evidencing or relating to preferred shareholders' rights, certified for accuracy and due adoption by the Secretary of the Borrower;

                  18.1.12 The Bank's satisfaction that at least $5,000,000.00 in new equity has been contributed to Borrower prior to closing;

                  18.1.13 A favorable written opinion, dated of even date herewith, of Michael Best & Friedrich LLP, counsel for the Borrower, in form and substance satisfactory to Bank;

                  18.1.14 Payoff letters and evidence of release of liens of all those lenders of Borrower listed on Schedule 18.1.14;

                  18.1.15 Borrowing Base Certificate;

                  18.1.16 Designation of Authority to act on behalf of Borrower; and

                  18.1.17 Assignment of Business Interruption Insurance.

         18.2 Each Extension of Credit. Bank shall not be obligated to lend money to Borrower unless all of the following are met:

                  18.2.1 No Event of Default has occurred and is continuing or will exist upon the lending of the amount requested.

                  18.2.2 The representations and warranties contained in Section 6 hereof shall be true and correct with the same force and effect as if made on the date of the request for an advance.

                  18.2.3 Borrower shall have delivered to the Bank a certificate as of the close of business of the preceding day which indicates that the amount requested by Borrower will not cause the aggregate amount of the Obligations, as increased by the amount requested, to exceed the Collateral-Obligation ratio set forth in Section 4 hereof.

                  18.2.4 If there is a reasonable likelihood that an environmental condition exists that would subject Borrower to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which shall require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Borrower (except where the cleanup, removal or remedial action would cost less than $50,000 in the aggregate), Borrower shall have permitted, at Borrower's expense, at the reasonable request of the Bank, an Environmental Assessment solely for the benefit of the Bank, to be conducted by the Bank or an independent agent selected by the Bank. This provision shall not relieve the Borrower from conducting its own Environmental Assessments or taking any other steps necessary to comply with Environmental Laws.

                  18.2.5 In the reasonable opinion of the Bank there does not exist (1) any uncorrected material violation by the Borrower of an Environmental Law, or (2) any condition which requires, or may require, a cleanup, removal or other remedial action by the Bank or Borrower under any Environmental Laws, except where the cleanup, removal or remedial action would cost less than $50,000 in the aggregate.


                                 19. ARBITRATION

         Bank and Borrower agree that upon the written demand of Borrower or Bank, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between or among them, whether individual, joint, or class in nature, arising from this Agreement, the Revolving Note, any Collateral Agreement, any Guaranty, any other related document, or arising from the relation of the parties as borrower, guarantor and lender or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest the Borrower's address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right of set-off, taking or disposing of such property with or without judicial process pursuant to the Uniform Commercial Code. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided, however that no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.


                            20. LIMITATION ON DAMAGES

     The Borrower and Bank hereby voluntarily, knowingly, irrevocably and unconditionally (a) agree that they shall be limited to actual, compensatory damages other than those waived pursuant to the following clause (b), and (b) waive any right to claim or recover from the other party any special, exemplary, punitive, indirect or consequential damages, in the case of the foregoing (a) and (b) for any claim (including contract, tort and all other claims) between or among the Borrower and Bank arising out of or in any way related to this Agreement, the Revolving Note, the Collateral Agreements, or any other related document, or arising out of or in any way related to the relationship among the parties as Borrower and Bank or otherwise. This provision is a material inducement for Bank to provide the financing described herein.


                               21. WAIVER OF JURY

          THE BORROWER AND BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE BORROWER AND BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE REVOLVING NOTE, THE COLLATERAL AGREEMENTS, OR ANY OTHER RELATED DOCUMENT, OR ARISING OUT OF OR IN ANY WAY RELATED TO THE RELATIONSHIP AMONG THE PARTIES AS BORROWER AND LENDER OR OTHERWISE. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 22nd day of December, 1999.


                                    BORROWER:


                                    Geographics, Inc.


                                    By
                                       ----------------------------------------
                                       James L. Dorman, Chief Executive Officer


                                    BANK:

                                    U.S. Bank National Association


                                    By
                                       ----------------------------------------
                                       Dennis J. Ciche, Assistant Vice President

                                    EXHIBIT A

                                 REVOLVING NOTE

Dated: as of December 22, 1999                  Executed at Milwaukee, Wisconsin
Stated Principal: $7,500,000


         FOR VALUE RECEIVED, Geographics, Inc., a Wyoming corporation ("Borrower"), hereby promises to pay to the order of U.S. Bank National Association, its successors and assigns (the "Lender") at its Milwaukee office at 201 West Wisconsin Avenue, Milwaukee, Wisconsin 53259, the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) or the aggregate unpaid principal amount of all advances made by the Lender hereunder pursuant to the Loan Agreement hereinafter referred to, whichever is less, and to pay interest from the date hereof on the unpaid balances hereof at the rate and at the times provided in the Loan Agreement hereinafter referred to. All principal and accrued but unpaid interest shall be due and payable on the Termination Date (as defined in the Loan Agreement).

         All payments received hereunder shall be applied first to interest accrued and unpaid to date of receipt and then to repay principal.

         No deferral of time of payment shall be valid unless the holder consents in writing and if such deferral is granted, the deferred balance including interest thereon at the rate applicable hereunder after default shall be an additional obligation under this Note. The undersigned and each endorser and guarantor hereby waives presentment, protest, and notice of dishonor and give consent to the holder to extend time and to compound, release or delay enforcement of rights against the undersigned or the security.

         This Note is the Revolving Note referred to in the Loan and Security Agreement dated as of the date hereof, between the undersigned and the Lender (as the same may be amended, modified, supplemented or restated from time to time, the "Loan Agreement"). This Note may be paid in full only upon payment of the prepayment premium, if any, called for in the Loan Agreement. This Note is secured by certain collateral referred to in the Loan Agreement.


                                    GEOGRAPHICS, INC.,
                                    a Wyoming corporation


                                    By:
                                        -----------------------
                                        James L. Dorman
                                        Chief Executive Officer

                                    EXHIBIT B


U.S. Bank National Association
201 West Wisconsin Avenue
Milwaukee, Wisconsin 53259
Attn: Dennis J. Ciche, Assistant Vice President

         Re:      LIBOR Rate Continuation/Conversion Notice

Ladies and Gentlemen:

         Reference is made to that certain Loan and Security Agreement dated December 22, 1999 between U.S. Bank National Association ("Bank") and Geographics, Inc. ("Borrower") (as it may be amended from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement. This LIBOR Rate Continuation/Conversion Notice is delivered pursuant to Section 2.2.2 of the Loan Agreement.

1.       Borrower hereby requests that $                        of the

         outstanding amounts under the Loan Agreement be Continued/Converted to
         Periodic LIBOR Rate Loans on                  (as to such amount, the

         "Effective Date").

2. The Interest Period shall be      months from the Effective Date.


3. Borrower represents and warrants that no Event of Default exists and no condition exists that with the giving of notice or the passage of time or both would constitute an Event of Default.


                                                Very truly yours,

                                                Geographics, Inc.

                                                By:

                                    EXHIBIT C


                       COMPLIANCE SUMMARY AND CERTIFICATE



                             [Covenant Calculations]



Enclosed are the monthly financial statements of the Borrower for the month
ended           , along with the above schedule detailing my review of the financial covenants of the Loan and Security Agreement between U.S. Bank National Association (the "Bank") and the Borrower dated December 22, 1999 (the "Loan Agreement").

The Borrower has reviewed the provisions of the Loan Agreement and the activities of the Borrower during the month covered by the enclosed financial statements.

I hereby represent and warrant as follows:

(1) the representations and warranties contained in the Loan Agreement are true and correct as of the date hereof, except for changes permitted or contemplated by the Loan Agreement which have been disclosed in writing to the Bank.

(2) no condition, event, act or omission has occurred or exists which constitutes an Event of Default under the Loan Agreement.

(3) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, or both, will constitute an Event of Default under the Loan Agreement.

(4) Borrower is in compliance with the following Sections of the Loan Agreement:
7.25, 7.26, 7.27, and 7.28.


Dated this      day of              ,     .